Exhibit 10.3

SOLITON, INC. EXECUTIVE SEVERANCE PLAN,

AMENDED AND RESTATED AS THE

SOLITON, INC. EMPLOYEE SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

Section 1. Purpose of the Plan

The Soliton, Inc. Executive Severance Plan, amended and restated as the Soliton, Inc. Employee Severance Plan (the “Plan”) has been established by Soliton, Inc. (the “Company”), effective as of May 8, 2021, for the purpose of providing severance benefits to eligible employees of the Company upon certain terminations of employment as described herein. The Plan supersedes any and all previous severance practices and policies of the Company with respect to the employees to whom the Plan is extended. This document serves as both the Plan document and as a summary plan description of the Plan.

Section 2. Definitions

(a)	“Administrator” means the person or persons appointed by the Compensation Committee of the Board to administer the Plan.

(b)	“Board” means the Board of Directors of the Company.

(c)

“Cause” means that a Participant: (i) pleads “guilty” or “no contest” to, or is convicted of a felony under federal or state law; (ii) engages in conduct, in the performance of the Participant’s duties for the Company, that constitutes gross negligence or willful misconduct; (iii) engages in substantiated fraud, misappropriation or embezzlement against the Company; or (iv) engages in any willful misconduct that causes material harm to the reputation of the Company. To the extent any act or claim allegedly giving rise to Cause may be cured, the Company shall provide the Participant with written notice within 30 days of the first instance of the act or claim allegedly giving rise to Cause and the Participant shall have 30 days to cure such act or claim. For purposes of this provision, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

(d)	“Change in Control” has the meaning set forth in the Soliton, Inc. 2018 Stock Plan.

(e)	“Company” means Soliton, Inc.

(f)	“Confidentiality Agreement” means the any proprietary information agreement between the Company and the Participant.

(g)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(h)

“Good Reason” means (i) the Company requires the Participant, without the Participant’s consent, to be based at any office located more than 50 miles from the Participant’s home; (ii) there is a 20% or greater reduction of the Participant’s then current base salary, other than a general reduction in base salary that affects all similarly situated employees of the Company in substantially the same proportions; or (iii) a material breach by the Company of any agreement entered into between the Company and the Participant or (iv) a material, adverse change in the Participant’s authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law). Good Reason shall not exist hereunder unless the Participant provides notice in writing to the Company of the existence of a condition described above within a period not to exceed 90 days of the Participant learning of the facts that give rise to the claim of the Participant’s intent to terminate for Good Reason, and with respect to subsection (iii) of this definition, to the extent such material breach may be cured, the Company does not remedy the condition within 30 days of receipt of such notice.

(i)	“Participant” has the meaning set forth in Section 4 of the Plan

(j)	“Plan” means this Soliton, Inc. Employee Severance Plan, as may be in effect from time to time.

(k)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(l)	“Severance Benefits” means the benefits provided by the Company to eligible Participants pursuant to Section 5 of the Plan.

Section 3. Administration

The Plan shall be administered by the Administrator. The Administrator shall have full authority, in its absolute discretion, to administer the Plan, including the authority to interpret, construe and apply any provisions of the Plan and to decide all matters arising in connection with the operation or administration of the Plan. The decisions of the Administrator shall be final and binding on all parties.

The Administrator shall be the plan administrator of the Plan for purposes of ERISA.

Section 4. Eligibility

All employees of the Company (each a “Participant” and collectively, the “Participants”) shall participate in the Plan, provided that any such Participant who is a party to an employment agreement or similar agreement with the Company that provides severance benefits greater than those set forth in the Plan, shall not be eligible to participate in the Plan while such agreement is in effect.

Section 5. Benefits and Conditions on Benefits

(a)

Termination of Employment. If the Participant’s employment with the Company terminates for any reason, the Company will pay or provide to the Participant: (i) any unpaid base salary through the date of the employment termination, (ii) any unpaid annual bonus for the compensation year prior to the compensation year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) reimbursement for any unreimbursed business expenses incurred through the employment termination date, to the extent reimbursable in accordance with Company policy, and (iv) all other payments or benefits (if any) to which the Participant is entitled under the terms of any benefit plan or arrangement.

(b)

Severance Benefits. If the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason, then subject to Section 5(d) below, the Participant shall be entitled to receive the following Severance Benefits:

(i)	a severance payment equal to six months of continued payment of then current base salary, which shall be paid in accordance with the Company’s payroll practice in effect for Participants; and

(ii)

a pro-rated portion of the target bonus opportunity in effect for the Participant for the compensation year in which the employment termination occurs (determined by multiplying such target bonus amount by a fraction, the numerator of which is the number of full months of employment in the compensation year in which the employment termination occurs and the denominator of which is 12), with such payment to be made in a single lump sum payment 60 days following such employment termination; and

(iii)

if the Participant is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs pursuant to COBRA and applicable state continuation laws and regulations, the Company will pay to the Participant an amount equal to the Company’s portion of the Participant’s medical and dental insurance premiums under COBRA as paid during active employment (for the Participant and eligible spouse and dependents) until the earlier of six months from the Participant’s employment termination date or the date the Participant is eligible for medical and/or dental insurance benefits from another employer. Such payment shall be paid at the same time the severance payment described in Section 5(i) above is paid to the Participant.

(c)	Offset.

(i)

Subject to Section 409A, the Company may offset any amounts the Participant owes the Company against any amounts the Company owes the Participant, including the Severance Benefits; provided, that such offset shall occur only upon the termination of the Participant’s employment with the Company.

(ii)

To the extent that a federal, state or local law may require the Company to make a payment to a Participant, including but not limited to a payment under the Worker Adjustment and Retraining Notification Act, because of that Participant’s termination of employment (other than any salary, bonus or vacation pay earned prior to the date of such termination of employment), any Severance Benefits payable under the Plan shall be reduced by the amount of the statutorily required benefit.

(d)

Release of Claims. The Company will be obligated to provide the Severance Benefits only if the Participant (i) has not breached, and only for so long as the Participant does not breach, the Participant’s obligations under any Confidentiality Agreement, and (ii) executes and delivers to the Company a release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release (which shall be provided to the Participant within five days following the Participant’s employment termination date) must be executed and delivered within 30 days following the termination date, or such longer period as set forth in the release document. If such release provides the Participant with a revocation period, Severance Benefits shall not commence until the revocation period applicable to such executed release of claims has expired without revocation of such release, and the first payment of such Severance Benefits shall include any amount that was otherwise scheduled to be paid prior thereto. Notwithstanding the foregoing, no such release may include a non-competition or non-solicitation period of greater than six (6) months following a Participant’s termination date and any such non-competition and non-solicitation provisions must be limited to the tattoo removal and cellulite treatment markets.

Section 6. Amendment or Termination of the Plan

The Board may amend or terminate this Plan at any time or from time to time for any reason; provided, that Section 7 and Section 8(b) of this Plan shall survive the termination of this Plan. The Company shall provide notice to Participants within fifteen (15) days of any amendment or termination of the Plan. Notwithstanding the foregoing, (i) an amendment or termination of this Plan shall not adversely affect the rights of any Participant whose employment was terminated for any reason or no reason prior to the date of such amendment or termination, and (ii) a Participant’s right to receive payments and benefits pursuant to this Plan in connection with a Participant’s termination occurring in connection with, or within twelve (12) months following, a Change of Control, shall not be adversely affected by an amendment or termination of this Plan occurring within twelve (12) months after such Change of Control without such Participant’s consent.

Section 7. Claims Procedure

A Participant claiming a benefit under the Plan that has been denied for any reason may file a written claim with the Administrator within 60 days of the Participant’s termination of employment. The Participant will be notified in writing within 90 days after the claim is filed (or the Participant will receive a written notice within such 90 days stating an additional 90 days is needed to rule upon the claim, in which case the Participant will receive a written notice within 180 days). If the claim is denied, the notification will (a) indicate the reasons for the denial and cite the specific Plan provisions on which the denial is based; (b) describe any additional information that may be needed for approval of the Employee’s claim; and (c) explain the review procedure.

The Participant may request a further review of the claim denial by delivering written notice to the Administrator within 60 days after receipt of the denial notice. The Participant may request in writing the opportunity to review pertinent documents prior to submission of a written appeal. Within 60 days after receiving the written appeal, the Administrator will notify the Participant in writing of its final decision (or the Participant will receive a written notice within such 60 days stating an additional 60 days is needed to rule upon the claim, in which case the Participant will receive a written notice within 120 days). This decision will contain specific reasons and cite the Plan provisions on which the denial is based.

Section 8. Miscellaneous Provisions

(a)	No Participant may assign or transfer any part of the Participant’s rights or duties hereunder, or any benefits due to the Participant hereunder, to any other person.

(b)

The Plan shall, in all respects, be governed by, and construed and enforced in accordance with, the laws of the State of Texas without reference to the principles of conflicts of law, except to the extent preempted by ERISA. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any federal court in Houston, Texas. The parties agree to waive any right to a jury trial.

(c)	All amounts payable hereunder to a Participant shall be subject to all applicable federal, state or local taxes that the Company may reasonably determine are required to be withheld.

(d)

Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with any Participant.

(e)

The Plan shall be unfunded. Benefits under the Plan shall be paid from the general assets of the Company and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive benefits under the Plan and any such Participant or other person shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

(f)

It is intended that this Plan and related severance agreements will comply with Section 409A and any regulations and guidelines issued thereunder to the extent the Plan is subject to Section 409A. The Plan shall be interpreted on a basis consistent with such intent. If at the time of the Participant’s termination of employment for reasons other than death he is a “Key Employee” as determined in accordance with Section 409A, any amounts payable to the Participant pursuant to the Plan that are subject to Section 409A shall not be paid or commence to be paid until six months following the Participant’s termination of employment, or if earlier, the Participant’s subsequent death.

(g)

The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 9. Additional Information

Plan Name:	Soliton Inc. Employee Severance Plan
Plan Sponsor:	Soliton, Inc., 5304 Ashbrook Dr., Houston TX 77081
Plan Sponsor’s EIN:	36-4729076
Plan Number:	501
Type of Plan:	Welfare
Plan Year End:	December 31
Plan Administrator:	Soliton, Inc., 5304 Ashbrook Dr., Houston TX 77081
Telephone:	844-705-4866

Agent for Service of Legal Process: Attn: Chief Financial Officer, Soliton, Inc., 5304 Ashbrook Dr., Houston TX 77081

Section 10. Employee Rights under ERISA

Participants are entitled to certain rights and protections under ERISA and regulations issued by the Department of Labor. ERISA provides that all Participants shall be entitled to:

(a)	Examine, without charge, at the Administrator’s office and at other locations, all Plan documents, including copies of all documents filed with the U.S. Department of Labor (such as annual reports).

(b)	Obtain copies of the Plan document and other Plan information, if any, upon written request to the Company. The Company may make a reasonable charge for the copies.

In addition to creating certain rights and protections for Participants, ERISA imposes obligations upon the persons who are responsible for the operation of the Plan. These people are referred to as “fiduciaries.” Fiduciaries must act solely in the interest of all of the Participants and beneficiaries, and they must exercise prudence in the performance of their duties. No one, including an employer, may fire a Participant or otherwise discriminate against a Participant to prevent the Participant from obtaining a benefit or exercising his or her rights under ERISA.

If a Participant’s claim for a benefit is denied, in whole or in part, he or she must receive a written explanation of the reason for the denial. In addition, the Participant may obtain copies of documents relating to the decision without charge. The Participant has the right to have the claim reviewed and reconsidered by the Company without charge.

If a Participant believes any of his or her rights under ERISA are violated or his or her claim is denied or ignored, he or she may file suit in court. The Department of Labor will help with the grievance. Legal process can be served upon the Company by service of process upon its designated agent at the address set forth above.

In addition to any penalties involved, the court may include the Participant’s legal costs and attorneys’ fees in the settlement, if it is in the Participant’s favor. If the Participant loses the suit, the court may order the Participant to pay these costs and fees for both parties. Some examples of the situations for which a Participant could file suit are: (1) an unreasonable delay (beyond 30 days) in providing requested Plan documents, which could result in a $110 fine for each day’s delay if it was found to be within the control of the Company; (2) improper denial of the Participant’s claim for a benefit; or (3) misuse of the Plan funds by a fiduciary.

If a Participant has any questions about the Plan, the Participant should contact the Company. If the Participant has any questions about his or her rights under ERISA, the Participant should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, DC 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.